Exhibit 99.1
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ASTEC REPORTS FOURTH QUARTER 2020 RESULTS

Fourth Quarter 2020 Highlights (all comparisons are made to the prior year fourth quarter):
•Net Sales decreased 15.6% to $238.9 million
•Gross Profit Margin of 23.8% increased 1410 bps; Adjusted Gross Profit Margin increased 260 bps
•Net Income increased 183.7% to $15.4 million; Adjusted Net Income of $12.8 million increased 56.1% from $8.2 million
•Diluted EPS of $0.67 compared to $(0.81); Adjusted EPS of $0.56 increased from $0.36

CHATTANOOGA, Tenn. (March 1, 2021) – Astec Industries, Inc. (Nasdaq: ASTE) announced today its financial results for the fourth quarter and full year of 2020.

Fourth quarter of 2020 net sales of $238.9 million decreased 15.6% compared to $283.2 million for the fourth quarter of 2019. Domestic sales decreased $29.3 million or 14.0% and international sales decreased $15.0 million or 20.4% due mainly to COVID-19 related business disruptions in the fourth quarter versus last year.

Backlog as of December 31, 2020 of $360.5 million increased $96.8 million, or 36.7% compared to the backlog of $263.7 million a year ago. Domestic backlog increased by 44.3% to $280.6 million while international backlog increased by 15.4% to $79.9 million.

During the fourth quarter of 2020, the Company generated a net gain on the sale of property, equipment and business of $5.5 million which was partially offset by actions associated with the Company’s efforts to simplify the organization, whereby it incurred a net $2.3 million of charges for facility closures, reductions in force and asset impairment. These adjustments, net of tax, resulted in an $0.11 per share impact to Adjusted EPS in the fourth quarter of 2020.

Operating profit of $17.9 million in the fourth quarter of 2020 increased 166.5% compared to operating loss of $26.9 million in the fourth quarter 2019. Fourth quarter of 2020 adjusted operating income of $15.7 million, increased 109.3% compared to $7.5 million a year ago. Adjusted operating margin of 6.6% increased 400 basis points from 2.6% in fourth quarter 2019 as operational efficiencies outpaced a decline in sales. SG&A expenses decreased $11.3 million or 21.5% on a dollar basis driven by reductions in consulting fees, travel and employee expenses. In the fourth quarter of 2019, an inventory write-down of $32.6 million was recorded based on an assessment of the age, quantities on hand, market acceptance of equipment, our exit of the Enid oil and gas drilling product lines and other related factors, which resulted in required increases to our inventory net realizable value reserves.

Net income of $15.4 million increased 183.7% compared to the prior year quarter, while diluted EPS increased to $0.67, or 182.7%. Excluding restructuring and other net charges mentioned above, adjusted net income of $12.8 million increased 56.1% compared to the prior year period, while Adjusted EPS of $0.56 increased 55.6% compared to $0.36 for fourth quarter of 2019.

Adjusted EBITDA of $23.3 million increased 68.8% compared to $13.8 million a year ago. Adjusted EBITDA margin of 9.8% increased 490 basis points from 4.9% in fourth quarter of 2019.

"Our fourth quarter 2020 results demonstrate a strong finish to the year as our margins expanded during the quarter, despite a decrease in net sales. The margin improvement is a direct result of the initiatives that began in 2019 and accelerated in 2020 related to our strategic transformation. We continued to improve and gain traction with our operational excellence and strategic procurement initiatives," said Barry Ruffalo, CEO of Astec. "During the quarter, we continued to execute against our strategic initiatives to Simplify, Focus and Grow the business. Under Focus, we continue to build and leverage our OneASTEC platforms, which create a strong foundation for growth. Under Grow, we completed the acquisition of Grathwol automation and brought in an experienced Vice President of Product Management for our Controls and Automation platforms. We remain focused on providing our customers industry-leading technology solutions that provide value and support our Rock to Road initiatives, which continue to gain traction."

Full Year 2020 Results

Net sales for 2020 were $1.0 billion, or down 12.4% when compared to 2019. Adjusted net sales, which reflects a $20.0 million adjustment in 2019 for the sale of a wood pellet plant, decreased 10.9%. Domestic sales decreased $91.5 million or 10.1% and international sales decreased $53.7 million or 20.6%.

In relation to the Company’s efforts to simplify the organization, a net $13.8 million pre-tax restructuring charge was incurred, or $0.60 per share. This charge was primarily related to the four completed and one announced facility closures in 2020 and January 2021 as well as the associated reduction in labor and inventory adjustments. In addition, the Company recorded a net $3.4 million gain on the sale of property, equipment and business partially offset by asset impairments. These adjustments, net of tax, resulted in a $0.33 per share increase to Adjusted EPS in 2020.

Operating income of $43.0 million increased 71.3% compared to $25.1 million in 2019. Adjusted operating income of $55.5 million, increased 35.7% compared to $40.9 million in 2019. Adjusted operating margin of 5.4% increased 180 basis points from 3.6% in 2019 largely driven by our transformation initiatives put in place in late 2019.
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Net income was $46.9 million, or $2.05 per diluted share, compared to $22.3 million, or $0.98 per diluted share in 2019. Adjusted net income of $54.5 million increased 54.8% compared to 2019. Adjusted EPS of $2.38 increased 53.5% compared to $1.55 last year.

Adjusted EBITDA of $82.9 million increased 22.8% compared to $67.5 million in 2019. Adjusted EBITDA margin of 8.1% increased 220 basis points from 5.9% in 2019.

COVID-19 Business Continuity and Operations Update

We continue to execute on COVID-19 measures in order to ensure the health and well-being of our employees, their families and communities in which we operate, while continuing to serve our customers’ critical needs. Below is a COVID-related update by category:

Balance Sheet and Liquidity

The Company remains focused on liquidity and cash generation. We ended the quarter with a net cash position of $158.6 million with total debt of $2.0 million. The Company has available liquidity of $312.4 million as of December 31, 2020.

Operations

All of our facilities are operational and able to meet current demand levels. We continue to manufacture our products for building and maintaining the infrastructure used to move goods to market, facilitate the transportation needs of communities and for public health and safety.

Supply Chain

We have not experienced interruption to our supply chain and are able to source the necessary materials needed to meet our customers’ needs. We are closely monitoring our supply chain and are ready to take proactive actions as needed to mitigate any potential disruptions. We have increased the frequency of communications with our suppliers and customers to ensure business continuity as well as anticipate and prepare for any new developments.

Cost Management

We have implemented additional actions to help mitigate the financial and operational impacts of COVID-19, including reducing expenses and conserving cash. These actions include:
•Overall headcount reduction of approximately 8.5% since fourth quarter of 2019
•Discretionary spending reductions
•Working capital management to ensure efficient accounts receivable processing with our customers

Mr. Ruffalo continued, “In the midst of the economic challenges faced in 2020, the Astec team was exceptional and made great progress with respect to our efforts to Simplify, Focus and Grow the business. This year was a testament to our dedication and ability to perform well throughout cycles as we increased margins despite the decline in revenue. We have significantly strengthened our foundation this year and are well-positioned for future growth with a streamlined organizational structure, a strong balance sheet and ample liquidity. I want to thank the entire Astec team for their hard work and continued focus on our core values to serve our customers, especially during a challenging year. Looking ahead to 2021, we will continue to build upon our positive momentum from 2020 and further transform our business to become an even stronger and more resilient organization with continued focus on operational and commercial excellence, profitable growth and long-term stakeholder value creation.”

Investor Conference Call and Web Simulcast

Astec will conduct a conference call and live webcast today, March 1, 2021, at 10:00 A.M. Eastern Time, to review its fourth quarter 2020 results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210 (at least 10 minutes prior to the scheduled time for the call). International callers should dial (201) 689-8049. You may also access a live webcast of the call by visiting www.webcaster4.com/Webcast/Page/2146/39956. You will need to give your name and company affiliation and reference Astec Industries. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through March 15, 2021 by dialing (877) 481-4010 or (919) 882-2331 for international callers, Conference ID # 39956. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within five business days after the call.

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About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec’s manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing and mining equipment.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995

This News Release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, businesses in which we operate and the United States and global economies. Statements in News Release that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as "anticipates," "supports," "plans," "projects," "expects," "believes," "should," "would," "could," "hope," "forecast," "management is of the opinion," use of the future tense and similar words or phrases. These forward-looking statements are based largely on management's expectations, which are subject to a number of known and unknown risks, uncertainties and other factors discussed and described in our most recent Annual Report on Form 10-K, including those risks described in Part I, Item 1A. Risk Factors thereof, and in other reports filed subsequently by us with the Securities and Exchange Commission, which may cause actual results, financial or otherwise, to be materially different from those anticipated, expressed or implied by the forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements to reflect future events or circumstances, except as required by law.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results, the Company refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management of the Company does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Nonetheless, this non-GAAP information can be useful in understanding the Company's operating results and the performance of its core business. Management of the Company uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to this News Release.

For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com
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Astec Industries Inc.
Condensed Consolidated Statements of Operations
(In millions, except shares in thousands and per share amounts; unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net sales	$238.9	$283.2	$1,024.4	$1,169.6
Cost of sales	182.0	255.8	784.3	930.2
Gross profit	56.9	27.4	240.1	239.4

Operating expenses:
Selling, general, administrative and engineering	41.2	52.5	189.0	211.1
Restructuring, impairment and other asset charges, net	(2.2)	1.8	8.1	3.2
Total operating expenses	39.0	54.3	197.1	214.3
Operating income (loss)	17.9	(26.9)	43.0	25.1

Other income (expense):
Interest expense	(0.5)	(0.1)	(0.7)	(1.4)
Other income, net of expenses	1.4	0.2	3.4	1.5
Income (loss) from operations before income taxes	18.8	(26.8)	45.7	25.2
Income tax provision (benefit)	3.3	(8.4)	(1.2)	3.0
Net income (loss)	15.5	(18.4)	46.9	22.2
Net (income) loss attributable to noncontrolling interest	(0.1)	—	—	0.1
Net income (loss) attributable to controlling interest	$15.4	$(18.4)	$46.9	$22.3

Earnings (loss) per common share
Basic	$0.68	$(0.81)	$2.08	$0.99
Diluted	0.67	(0.81)	2.05	0.98

Weighted average shares outstanding
Basic	22,603	22,531	22,586	22,515
Diluted	22,951	22,531	22,878	22,674

Diluted EPS	$0.67	$(0.81)	$2.05	$0.98
Facility closures, reduction in force and inventory adjustments	0.09	1.51	0.60	0.70
Asset impairment	0.01	0.01	0.19	0.01
Gain on sale of property, equipment and business	(0.24)	—	(0.34)	—
Income taxes	0.03	(0.35)	(0.12)	(0.14)
Adjusted EPS	$0.56	$0.36	$2.38	$1.55

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Astec Industries Inc.
Segment Net Sales and Profits
(In millions; unaudited)

	Three Months Ended December 31,				Years Ended December 31,
	Infrastructure Solutions	Materials Solutions	Corporate	Total	Infrastructure Solutions	Materials Solutions	Corporate	Total

2020 Net sales	$167.2	$71.7	$—	$238.9	$702.8	$321.6	$—	$1,024.4
2019 Net sales	191.2	92.0	—	283.2	764.6	405.0	—	1,169.6
Change $	(24.0)	(20.3)	—	(44.3)	(61.8)	(83.4)	—	(145.2)
Change %	(12.6)%	(22.1)%	—%	(15.6)%	(8.1)%	(20.6)%	—%	(12.4)%

2020 Gross profit	39.5	17.7	(0.3)	56.9	159.6	80.5	—	240.1
2020 Gross profit %	23.6%	24.7%	—%	23.8%	22.7%	25.0%	—%	23.4%
2019 Gross profit	12.7	13.0	1.7	27.4	152.7	84.9	1.8	239.4
2019 Gross profit %	6.6%	14.1%	N/M	9.7%	20.0%	21.0%	N/M	20.5%
Change $	26.8	4.7	(2.0)	29.5	6.9	(4.4)	(1.8)	0.7

2020 Profit / (loss)	16.1	10.4	(11.9)	14.6	53.8	32.1	(40.1)	45.8
2019 Profit / (loss)	(15.1)	(0.2)	(3.2)	(18.5)	33.8	22.8	(35.6)	21.0
Change $	31.2	10.6	(8.7)	33.1	20.0	9.3	(4.5)	24.8
Change %	206.6%	5,300.0%	(271.9)%	178.9%	59.2%	40.8%	(12.6)%	118.1%
N/M = Not Meaningful

Segment net sales are reported net of intersegment sales. Segment gross profit is net of profit on intersegment sales. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in millions; unaudited):

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	Change $	2020	2019	Change $
Total profit (loss) for all segments	$14.6	$(18.5)	$33.1	$45.8	$21.0	$24.8
Recapture (elimination) of intersegment profit	0.9	0.1	0.8	1.1	1.2	(0.1)
Net (income) loss attributable to noncontrolling interest	(0.1)	—	(0.1)	—	0.1	(0.1)
Net income (loss) attributable to controlling interest	$15.4	$(18.4)	$33.8	$46.9	$22.3	$24.6
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Astec Industries Inc.
Condensed Consolidated Balance Sheets
(In millions; unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$158.6	$48.9
Investments	4.3	1.5
Receivables, net	120.6	124.9
Inventories, net	249.7	294.5
Other current assets	32.6	36.5
Total current assets	565.8	506.3
Property, plant and equipment, net	172.8	190.4
Other long-term assets	109.6	103.8
Total assets	$848.2	$800.5

Liabilities
Current liabilities:
Accounts payable	$52.7	$57.2
Other current liabilities	117.6	115.6
Total current liabilities	170.3	172.8
Long-term debt	0.4	0.7
Other long-term liabilities	34.5	24.6
Total equity	643.0	602.4
Total liabilities and equity	$848.2	$800.5

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Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows
(In millions; unaudited)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$46.9	$22.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.8	21.4
Amortization	6.1	4.8
Provision for credit losses	0.9	1.2
Provision for warranties	9.8	9.8
Deferred compensation expense	0.7	0.6
Share-based compensation	5.1	2.6
Deferred tax provision	8.6	1.7
(Gain) loss on disposition of property and equipment	(6.2)	0.3
Curtailment gain on postretirement benefits	(0.5)	—
Gain on disposition of subsidiary	(1.6)	—
Asset impairment charges	4.4	0.3
Distributions to SERP participants	(1.4)	(2.2)
Change in operating assets and liabilities, excluding the effects of acquisitions:
Sale (purchase) of trading securities, net	0.2	(0.9)
Receivables and other contract assets	12.2	7.5
Inventories	44.7	61.3
Prepaid expenses	—	(2.3)
Other assets	(0.2)	0.2
Accounts payable	(8.6)	(13.0)
Accrued retirement benefit costs	—	(1.3)
Accrued loss reserves	(4.8)	(1.1)
Other accrued liabilities	9.8	2.0
Accrued product warranty	(10.2)	(10.5)
Customer deposits	(11.2)	(5.3)
Income taxes payable/prepaid	16.0	12.2
Other	—	1.1
Net cash provided by operating activities	141.5	112.6
Cash flows from investing activities
Acquisitions, net of cash acquired	(32.5)	—
Proceeds from the sale of subsidiary	9.1	—
Expenditures for property and equipment	(15.4)	(23.4)
Proceeds from sale of property and equipment	17.7	0.5
Sale of investments	0.2	1.3
Net cash used by investing activities	(20.9)	(21.6)
Cash flows from financing activities
Payment of dividends	(10.0)	(10.0)
Borrowings under bank loans	6.0	166.0
Repayment of bank loans	(5.9)	(224.0)
Sale of Company stock by SERP, net	0.3	0.3
Withholding tax paid upon vesting of restricted stock units	(0.8)	(0.4)
Net cash used by financing activities	(10.4)	(68.1)
Effect of exchange rates on cash	(0.5)	0.2
Increase in cash and cash equivalents	109.7	23.1
Cash and cash equivalents, beginning of year	48.9	25.8
Cash and cash equivalents, end of year	$158.6	$48.9
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Appendix

4Q 2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$238.9	$—	$238.9
GP	56.9	—	56.9
GP%	23.8%		23.8%
Operating income	17.9	(2.2)	15.7
Other income, net of expenses	1.4	(1.0)	0.4
Income taxes	3.3	(0.6)	2.7
Net income attributable to controlling interest	15.4	(2.6)	12.8
Diluted EPS	0.67	(0.11)	0.56

Infrastructure Solutions
Net sales	167.2	—	167.2
GP	39.5	—	39.5
GP%	23.6%		23.6%

Materials Solutions
Net sales	71.7	—	71.7
GP	17.7	—	17.7
GP%	24.7%		24.7%

FY2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$1,024.4	$—	$1,024.4
GP	240.1	4.4	244.5
GP%	23.4%		23.9%
Operating income	43.0	12.5	55.5
Other income, net of expenses	3.4	(2.1)	1.3
Income taxes	(1.2)	2.8	1.6
Net income attributable to controlling interest	46.9	7.6	54.5
Diluted EPS	2.05	0.33	2.38

Infrastructure Solutions
Net sales	702.8	—	702.8
GP	159.6	4.4	164.0
GP%	22.7%		23.3%

Materials Solutions
Net sales	321.6	—	321.6
GP	80.5	—	80.5
GP%	25.0%		25.0%

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4Q 2019 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$283.2	$—	$283.2
GP	27.4	32.6	60.0
GP%	9.7%		21.2%
Operating (loss) income	(26.9)	34.4	7.5
Other income, net of expenses	0.2	—	0.2
Income taxes	(8.4)	7.8	(0.6)
Net (loss) income attributable to controlling interest	(18.4)	26.6	8.2
Diluted EPS	(0.81)	1.17	0.36

Infrastructure Solutions
Net sales	191.2	—	191.2
GP	12.7	28.3	41.0
GP%	6.6%		21.4%

Materials Solutions
Net sales	92.0	—	92.0
GP	13.0	4.3	17.3
GP%	14.1%		18.8%

FY2019 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$1,169.6	$(20.0)	$1,149.6
GP	239.4	12.6	252.0
GP%	20.5%		21.9%
Operating income	25.1	15.8	40.9
Other income, net of expenses	1.5	—	1.5
Income taxes	3.0	2.9	5.9
Net income attributable to controlling interest	22.3	12.9	35.2
Diluted EPS	0.98	0.57	1.55

Infrastructure Solutions
Net sales	764.6	(20.0)	744.6
GP	152.7	8.4	161.1
GP%	20.0%		21.6%

Materials Solutions
Net sales	405.0	—	405.0
GP	84.9	4.3	89.2
GP%	21.0%		22.0%
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Astec Industries Inc.
GAAP vs Non-GAAP Adjusted EPS Reconciliations
(In millions, except per share amounts; unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to controlling interest	$15.4	$(18.4)	$46.9	$22.3
Adjustments:
Facility closures, reduction in force and inventory adjustments	2.0	34.1	13.8	15.5
Asset impairment	0.3	0.3	4.4	0.3
Gain on sale of property, equipment and business	(5.5)	—	(7.8)	—
Income taxes	0.6	(7.8)	(2.8)	(2.9)
Adjusted net income attributable to controlling interest	$12.8	$8.2	$54.5	$35.2

Diluted EPS	$0.67	$(0.81)	$2.05	$0.98
Adjustments:
Facility closures, reduction in force and inventory adjustments	0.09	1.51	0.60	0.70
Asset impairment	0.01	0.01	0.19	0.01
Gain on sale of property, equipment and business	(0.24)	—	(0.34)	—
Income taxes	0.03	(0.35)	(0.12)	(0.14)
Adjusted EPS	$0.56	$0.36	$2.38	$1.55

Astec Industries Inc.
GAAP vs Non-GAAP EBITDA and Adjusted EBITDA Reconciliations
(In millions; unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to controlling interest	$15.4	$(18.4)	$46.9	$22.3
Interest expense (income), net	0.3	(0.2)	(0.1)	0.2
Depreciation and amortization	7.5	6.4	26.9	26.2
Provision from income taxes	3.3	(8.4)	(1.2)	3.0
EBITDA	26.5	(20.6)	72.5	51.7

Adjustments:
Facility closures, reduction in force and inventory adjustments	2.0	34.1	13.8	15.5
Asset impairment	0.3	0.3	4.4	0.3
Gain on sale of property, equipment and business	(5.5)	—	(7.8)	—
Adjusted EBITDA	$23.3	$13.8	$82.9	$67.5
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